Exhibit 3.4

AMENDMENT TO

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF

CELL THERAPEUTICS, INC.

DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C 3% CONVERTIBLE PREFERRED STOCK

Pursuant to the Washington Business Corporation Act, Chapter 23B.10, the undersigned, officer of Cell Therapeutics, Inc., a Washington corporation (hereinafter called the “Corporation”), does hereby submit for filing this amendment (the “Amendment”) to the Articles of Amendment to the Amended and Restated Articles of Incorporation, as amended to date (the “Articles of Amendment”):

FIRST: The name of the Corporation is Cell Therapeutics, Inc.

SECOND: The Articles of Amendment were adopted by the Board of Directors of the Corporation on July 25, 2007, and this Amendment was also authorized by such action of the Board of Directors.

THIRD: Holders of at least 67% of the Series C 3% Convertible Preferred Stock consented to the adoption of the Amendment effective as of August 20, 2007.

FOURTH: The following section shall replace Section 4 of the Articles of Amendment in its entirety:

“Section 4. Voting Rights.

a) Except as otherwise provided herein or as otherwise required by law, each holder of the shares of Series C Preferred Stock shall have the right to the number of votes equal to the Stated Value of such shares of Series C Preferred Stock divided by 4.53 in all matters as to which shareholders are required or permitted to vote, and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision in these Articles as amended hereby, to vote, together with the holders of Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote; provided, however, as to any Holder the right to vote such shares shall be limited to the number of shares issuable to such Holder pursuant to Section 6(c) on the record date for such vote. To the extent permitted under RCW Chapter 23B, and in accordance with Article V.1 of these Articles, the Corporation’s shareholders may take action by the affirmative vote of a majority of all shareholders of this Corporation entitled to vote on an action. This Section is specifically intended to reduce the voting requirements otherwise prescribed under RCW

23B.010.030, 23B.11.030, 23B.11.035 and 23B.12.020 in accordance with RCW 23B.07.270. Without limiting the generality of the foregoing, and notwithstanding the provisions of RCW 23B.10.040, subsections 1(a),(e) and (f), but subject to the provisions of the Section 4(b) below, the Corporation may take any of the actions described in RCW 23B.10,040, subsections 1(a), (e) and (f) by the affirmative vote of the holders of a majority of the Series A and Series B Preferred Stock, Series C Preferred Stock and the Common Stock, voting together as one class, with each holder of Series C Preferred Stock having the number of votes set forth above.

b) Notwithstanding anything to the contrary in Section 4(a) above, as long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, unless the holders of at least 67% in Stated Value of the then outstanding shares of Series C Preferred Stock shall have otherwise given prior written consent, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend this Article II.2(c), (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5 of this Article II.2(c)) senior to or otherwise pari passu with the Series C Preferred Stock, (c) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Series C Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.”

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I certify that I am a duly appointed and incumbent officer of the above named corporation and that I am authorized to execute this Amendment on behalf of the Corporation.

EXECUTED, this 20th day of August, 2007.

CELL THERAPEUTICS, INC.,
a Washington corporation

/s/ Louis A. Bianco
Name:	Louis A. Bianco
Title:	Executive Vice President, Finance and Administration

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